UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

UNIVERSAL POWER GROUP, INC.
_________________________________ (Exact name of registrant as specified in its charter)

Texas	001-33207	75-1288690
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation)		Identification No.)

1720 Hayden Road
Carrollton, Texas		75006
(Address of principal executive offices)		(Zip Code)

	Registrant’s telephone number, including area code	(469) 892-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

     On January 21, 2009 (the “Effective Date”), Randy Hardin, resigned from his positions as President, Chief Executive Officer and a Director of Universal Power Group, Inc. (the “Company”) and Ian Edmonds, Executive Vice President and COO of the Company, was appointed interim President and CEO. A copy of the press release announcing Mr. Hardin’s resignation is attached as Exhibit 99.1 to this report.

     In connection with his resignation, the Company and Mr. Hardin entered into a Separation Agreement (the “Agreement”) pursuant to which the Company agreed that it will continue to pay Mr. Hardin his annual base salary through January 21, 2011 (the “Restricted Period”) and to reimburse him for the costs of his healthcare insurance coverage during the Restricted Period to the same extent it paid for such insurance immediately prior to the Effective Date. In consideration therefor, Mr. Hardin has agreed that he will not during the Restricted Period (i) compete with the Company in any location where the Company is transacting business; (ii) solicit or hire any of the Company’s employees; or (iii) encourage any person or entity that has an existing business relationship with the Company to curtail or cancel its relationship with the Company. In addition, Mr. Hardin agreed not to disclose any of the Company’s confidential or proprietary information.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K .

Item 9.01: Financial Statements and Exhibits.

     (d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated January 21, 2009 between the Company and Randy Hardin

99.1	Press release, dated January 21, 2009, announcing Randy Hardin's resignation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Power Group, Inc.

Date: January 23, 2009	By:	/s/ Ian Edmonds
		Name:	Ian Edmonds
		Title:	Chief Operating Officer